FILED PURSUANT TO RULE 424(b)(7)

UNDER THE SECURITIES ACT OF

1933 IN CONNECTION WITH

REGISTRATION NO. 333-137870

PROSPECTUS SUPPLEMENT

dated March 27, 2012

(to Prospectus dated October 24, 2006)

RENTECH, INC.

Up to 4,613,150 Shares of Common Stock

This prospectus supplement supplements our prospectus dated October 24, 2006 (as previously supplemented, the “prospectus”), relating to the resale by selling shareholders identified therein of shares of our common stock that may be issuable upon the vesting of restricted stock units or the exercise of outstanding warrants to purchase shares of common stock. You should read this prospectus supplement together with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except together with, the prospectus. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference in it, except to the extent that the information provided by this prospectus supplement supersedes information contained or incorporated by reference in the prospectus.

You should consider carefully the risk factors beginning on page 3 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 27, 2012

The table of selling shareholders appearing under the caption “Selling Shareholders” beginning on page 19 of the prospectus, is hereby supplemented and amended with the information regarding certain selling shareholders set forth below. The information set forth below for the Ramsbottom Family Living Trust and Sally Ramsbottom supersedes and replaces the information in the prospectus for these selling shareholders.

The information set forth below is based on information provided to us by or on behalf of the selling shareholders. The selling shareholders identified below, or those listed in the prospectus, may have sold, transferred or otherwise disposed of all or a portion of the securities identified below or listed in the prospectus since the date on which they provided the information.

	Shares of Common Stock Beneficially Owned Before Exercise (1)	Maximum Number of Shares of Common Stock Issuable Upon Exercise of the Outstanding Warrants	Shares of Common Stock Beneficially Owned After Exercise		Number of Shares Being Offered for Resale under this Prospectus Supplement (2)	Common Stock Beneficially Owned after Resale(2)
Name			Number	Percent (1)		Number	Percent (1)
Ramsbottom Family Living Trust (3)(4)	1,745,110	373,750	1,745,110	*	373,750	1,371,360	*
Sally Ramsbottom (5)	20,000	20,000	20,000	*	20,000	0	*
Total	1,765,110	393,750	1,765,110	*	393,750	1,371,360	*

*	Less than one percent common stock outstanding, as applicable.
(1)	Includes shares of common stock issued and outstanding as of the date of this prospectus supplement and, with respect to each person or entity, shares of common stock issuable upon exercise of common stock purchase warrants and any other shares of common stock the selling shareholder has the right to acquire within 60 days of March 26, 2012. The percentage ownership data is based on 228,364,161 shares of our common stock issued and outstanding as of March 26, 2012.
(2)	Assumes the selling shareholder sells all of the common stock being offered by this prospectus supplement and the accompanying prospectus.
(3)	This warrant was received by assignment from East Cliff Advisors, LLC, an entity controlled by D. Hunt Ramsbottom, the Chief Executive Officer and President of Rentech, Inc. D. Hunt Ramsbottom is also the trustor and trustee of the Ramsbottom Family Living Trust.
(4)	Includes shares held in the name of the Ramsbottom Family Living Trust and in the name of D. Hunt Ramsbottom. Includes a warrant that is exercisable for 373,750 shares of common stock. The warrant fully vested on December 31, 2011 and will expire on December 31, 2012. The exercise price of each of the warrants is $1.82 per share. Also includes 55,000 shares held for the benefit of Mr. Ramsbottom’s children, as to which Mr. Ramsbottom disclaims beneficial ownership and 10,000 shares held by the L.E. Ramsbottom Living Trust owned by Mr. Ramsbottom’s spouse as to which Mr. Ramsbottom disclaims beneficial ownership.
(5)	Represents 20,000 shares of common stock that are issuable upon the exercise of a warrant acquired from the Ramsbottom Family Living Trust as a gift on December 31, 2011.

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